UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CPI Card Group Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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10026 West San Juan Way

Littleton, Colorado 80127

April 13, 2018

Dear Stockholder:

On behalf of the Board of Directors of CPI Card Group Inc., you are cordially invited to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 31, 2018, at 9:00 a.m. Mountain Time at the Hampton Inn & Suites, 7611 Shaffer Parkway, Littleton, Colorado 80127.

We have included in this letter a proxy statement that provides you with detailed information about the Annual Meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about CPI Card Group Inc. from documents we have filed with the Securities and Exchange Commission.

You are being asked at the Annual Meeting to elect directors named in this proxy statement, to ratify the retention of KPMG LLP as our independent registered public accounting firm for 2018 and to transact any other business properly brought before the meeting.

Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly. You may vote your shares through one of the methods described in the enclosed proxy statement. We strongly urge you to read the accompanying proxy statement carefully and to vote FOR the nominees proposed by the Board of Directors and in accordance with the recommendations of the Board of Directors on the other proposal by following the voting instructions contained in the proxy statement.

Sincerely,

Bradley Seaman	Scott Scheirman

Chairman of the Board	President, Chief Executive Officer and Director

This proxy statement is dated April 13, 2018 and is first being made available to stockholders via the Internet on, or about April 13, 2018.

CPI CARD GROUP INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 31, 2018

9:00 A.M. (Mountain Time)

To the Stockholders of CPI Card Group Inc.:

The 2018 Annual Meeting of Stockholders will be held on May 31, 2018, at 9:00 a.m. (Mountain Time) at the Hampton Inn & Suites, 7611 Shaffer Parkway, Littleton, Colorado 80127. The purpose of the meeting is to:

1.	elect eight directors;

2.	ratify the retention of KPMG LLP as our independent registered public accounting firm for 2018; and

3.	conduct any other business properly brought before the Annual Meeting or any adjournments or postponements thereof.

Voting is limited to stockholders of record at the close of business on April 6, 2018. A list of stockholders entitled to vote at the meeting, and any postponements or adjournments of the meeting, will be available for examination between the hours of 9:00 a.m. and 5:00 p.m. (Mountain Time) at our headquarters at 10026 West San Juan Way, Littleton, Colorado 80127 during the ten days prior to the Annual Meeting and also at the Annual Meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES OVER THE TELEPHONE, VIA THE INTERNET OR BY COMPLETING, DATING, SIGNING AND RETURNING A PROXY CARD, AS DESCRIBED IN THE ENCLOSED PROXY STATEMENT. YOUR PROMPT COOPERATION IS GREATLY APPRECIATED.

By Order of the Board of Directors,

Sarah Kilgore
Chief Legal and Compliance Officer and Corporate Secretary

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by rules adopted by the United States Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our Annual Report available to stockholders electronically via the Internet. On or about April 13, 2018, we will mail to most of our stockholders a notice (the “Notice”) containing instructions on how to access this proxy statement and our Annual Report and to vote via the Internet or by telephone.

The Notice also contains instructions on how to request a printed copy of the proxy materials. In addition, you may elect to receive future proxy materials in printed form by mail or electronically by e-mail by following the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail, unless you elect otherwise.

CPI CARD GROUP INC.

10026 West San Juan Way

Littleton, Colorado 80127

SUMMARY OF THE ANNUAL MEETING

This proxy statement contains information related to the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of CPI Card Group Inc. (referred to herein as the “Company,” “CPI,” “we,” “us” or “our” as the context requires) to be held at the Hampton Inn & Suites, 7611 Shaffer Parkway, Littleton, Colorado 80127, on May 31, 2018, at 9:00 a.m. (Mountain Time). This proxy statement is first being made available to stockholders via the Internet on or about April 13, 2018.

Why did you send me this proxy statement?

We sent you this proxy statement because the Board of Directors (the “Board”) of the Company is soliciting your proxy to vote at the Annual Meeting and at any postponements or adjournments of the Annual Meeting. This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.

Who can vote at the Annual Meeting?

Only stockholders of record as of the record date are entitled to vote at the Annual Meeting. The record date to determine stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 6, 2018. On the record date, there were 11,134,714 shares of our common stock, par value $0.001 per share, outstanding. Our common stock is the only class of voting securities outstanding.

How many shares must be present to conduct the Annual Meeting?

We must have a quorum present in person or by proxy to conduct the Annual Meeting. A quorum is established when a majority of shares entitled to vote is present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes (as described below) are counted for purposes of determining whether a quorum is present.

What matters are to be voted on at the Annual Meeting?

The agenda for the Annual Meeting is to:

1.	elect eight directors;

2.	ratify the retention of KPMG LLP as our independent registered public accounting firm for 2018; and

3.	conduct any other business properly brought before the Annual Meeting or any adjournments or postponements thereof.

As of the date of this proxy statement, we do not know of any other matters to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named as proxies will be authorized to vote or otherwise act in accordance with their judgment.

How does the Board recommend that I vote?

The Board recommends that you vote:

1.	FOR the election of each of CPI’s director nominees named in this proxy statement; and

2.	FOR the ratification of the retention of KPMG LLP as our independent registered public accounting firm for 2018.

How do I vote at the Annual Meeting?

You may vote in person at the Annual Meeting or by proxy. In addition, if you are a stockholder of record of CPI’s shares, there are three ways to vote by proxy:

•	By Telephone—You can vote by telephone by following the instructions on your proxy card. You will need to use the control number appearing on your Notice or proxy card to vote by telephone;

•	By Internet—You can vote via the Internet by following the instructions on your proxy card. You will need to use the control number appearing on your Notice or proxy card to vote via the Internet; or

•	By Mail—You can vote by completing, dating, signing and returning the proxy card.

If you are a beneficial owner of shares held in street name, you may vote as follows:

•

By Telephone—If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by calling the toll free number found on the voting instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

•

By Internet—You may vote by proxy via the Internet by visiting [www.proxyvote.com] and entering the control number found in your Notice. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•

By Mail—If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by filling out the voting instruction form and returning it in the envelope provided.

If you are a beneficial owner of shares held in street name and wish to vote in person at the Annual Meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy. You must bring a copy of the legal proxy to the Annual Meeting and ask for a ballot when you arrive.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day. You may vote over the telephone or via the Internet until 11:59 p.m. on May 30, 2018. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the Annual Meeting in person.

Your proxy will be voted in accordance with your instructions, so long as, in the case of a proxy card returned by mail, such card has been signed and dated. If you vote your shares via the Internet, by telephone or by executing and returning a proxy card by mail but you do not provide specific instructions with respect to the proposals, your shares will be voted FOR the director nominees named in this proxy statement and FOR the ratification of the retention of our independent registered public accounting firm.

As of the date of this proxy statement, we do not know of any matters to be presented at the Annual Meeting except those described in this proxy statement. If any other matters properly come before the Annual Meeting, however, the persons named as proxies will be authorized to vote or otherwise act in accordance with their judgment.

What does it mean if I receive more than one Notice of internet availability of proxy materials?

You may receive more than one Notice, more than one e-mail or multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice, a separate e-mail or a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one Notice, more than one e‑mail or more than one proxy card. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card and voting instruction card that you receive or vote over the Internet the shares represented by each Notice that you receive (unless you have requested and received a proxy card or voting instruction card for the shares represented by one or more Notices).

May I change my vote?

Yes. You may revoke your proxy at any time before it is voted at the Annual Meeting. To change your vote, if you are a stockholder of record, you may submit another later dated proxy by telephone, Internet or mail or by voting your shares in person at the Annual Meeting (your attendance at the Annual Meeting will not, by itself, revoke your proxy; you must vote in person at the Annual Meeting to revoke your proxy). If you are a beneficial owner and your shares are held in street name, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee, or if you have obtained a legal proxy from such entity giving you the right to vote your shares, you may change your vote by attending the Annual Meeting and voting in person.

What vote is required to elect directors and approve the other matters described in this proxy statement?

Because this is an uncontested election, the director nominees must receive the affirmative vote of a majority of the votes cast to be elected (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee) (Proposal No. 1). Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

For the ratification of the retention of KPMG LLP as our independent registered public accounting firm for 2018 (Proposal No. 2), the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. Abstentions will not be voted but will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions will have the effect of a negative vote on Proposal No. 2. Brokers have discretion to vote on the ratification of our independent registered public accounting firm and, as such, no votes on Proposal No. 2 will be considered broker non-votes. For additional information about broker non-votes, see “How do I vote if my bank or broker holds my shares in ‘street name’?”

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name on the Company’s books and records or with our transfer agent, you are the “stockholder of record” of those shares, and this proxy statement and accompanying materials have been provided directly to you by the Company. On the other hand, if you purchased your shares through a brokerage or other financial intermediary, the brokerage or other financial intermediary will automatically put your shares into “street name” which means that the brokerage or other financial intermediary will hold your shares in its name or another nominee’s name and not in your name, but will keep records showing you as the “beneficial owner.” If you hold shares beneficially in street name, this proxy statement and accompanying materials have been forwarded to you by your broker, bank or other holder of record.

How do I vote if my bank or broker holds my shares in “street name”?

If you hold your shares in “street name” through a bank, broker or other nominee, such bank, broker or nominee will vote those shares in accordance with your instructions. To so instruct your bank, broker or nominee, you should refer to the information provided to you by such entity. Without instructions from you, a bank, broker or nominee will be permitted to exercise its own voting discretion with respect to so-called routine matters (Proposal No. 2 (ratification of auditors)) but will not be permitted to exercise voting discretion with respect to non-routine matters (Proposal No. 1

(director elections)). Thus, if you do not give your bank, broker or nominee specific instructions with respect to Proposal No. 2, your shares will be voted in such entity’s discretion. If you do not give your bank, broker or nominee specific instructions with respect to Proposal No. 1, your shares will not be voted on such proposal. This is called a “broker non-vote.” Shares represented by such broker non-votes will be counted in determining whether there is a quorum, but will have no effect on Proposal No. 1. We urge you to promptly provide your bank, broker or nominee with appropriate voting instructions so that all your shares may be voted at the Annual Meeting.

How many votes do I have?

Each share of common stock that you hold as of the record date entitles you to one vote, without cumulation, on each matter to be voted upon at the Annual Meeting.

How will the votes be counted at the Annual Meeting?

The votes will be counted by the inspector of election appointed for the Annual Meeting.

How will the Company announce the voting results?

The Company will report the final results of the voting at the Annual Meeting in a filing with the SEC on a Current Report on Form 8-K within four (4) business days of the date of the Annual Meeting.

Who pays for the Company’s solicitation of proxies?

The Board is soliciting your proxy to vote your shares of common stock at our Annual Meeting. We will bear the cost of soliciting proxies on behalf of the Company, including preparing, printing and mailing this proxy statement. Proxies may be solicited personally, by mail, email or by telephone by certain of our directors, officers, employees or representatives. Our directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their out-of-pocket expenses in forwarding solicitation materials to such beneficial owners.

What is “householding” and how does it work?

Under the rules adopted by the SEC, we may deliver a single Notice to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice, as requested, to any stockholder at the shared address to which a single copy of the Notice was delivered. If you prefer to receive separate copies of the Notice, contact Broadridge Financial Solutions, Inc. by calling 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future Notices for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address or sending a written request to CPI Card Group Inc., 10026 West San Juan Way, Littleton, Colorado 80127, Attention: Investor Relations.

What do I need for admission to the Annual Meeting?

Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to record and beneficial stockholders as of the record date (April 6, 2018), individuals holding a valid proxy from a record holder and other persons authorized by the Company. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. You should be prepared to present photo identification for admission. If you hold your shares in a street name, you will need to provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned stock as of the record date, a copy of a voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures described above, you will not be admitted to the Annual Meeting or any adjournment or postponement thereof. For security reasons, you and your bags may be subject to search prior to your admittance to the Annual Meeting.

Explanatory Note

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we will not be required to provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or obtain stockholder approval of any golden parachute payments not previously approved. In addition, because we are an emerging growth company, we are not required to include a Compensation Discussion and Analysis section in this proxy statement and have elected to comply with the scaled-down executive compensation disclosure requirements applicable to emerging growth companies.

We could be an emerging growth company for up to five years from the date of our initial public offering, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur at the end of the fiscal year during which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period. Under Section 107(b) of the JOBS Act, emerging growth companies may delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we are subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

On December 20, 2017, we effected a 1-for-5 reverse stock split of our common stock (the “Reverse Stock Split”). All references to numbers of shares of our common stock in this Proxy Statement reflect this Reverse Stock Split.

ELECTION OF DIRECTORS
(PROPOSAL NO. 1)

Diane Fulton, who has served on our Board since 2015, will retire from the Board upon the expiration of her term at the Annual Meeting. The Board would like to thank Ms. Fulton for her dedicated service to the Company. A new nominee, Valerie Soranno Keating, has been nominated to fill the vacancy created by Ms. Fulton’s retirement.

Upon the recommendation of our Nominating and Corporate Governance Committee (the “Nominating Committee”), the Board has nominated the eight individuals listed below to stand for election to the Board for a one-year term ending at the annual meeting of stockholders in 2019 or until their successors, if any, are elected or appointed. Our Certificate of Incorporation and Bylaws provide for the annual election of directors. Each director nominee must receive the affirmative vote of a majority of the votes cast to be elected (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Unless contrary instructions are given, the shares represented by your proxy will be voted FOR the election of all director nominees. The Board has determined that each director nominee, other than Mr. Scott Scheirman, is an independent director, as further described below in “Directors and Corporate Governance—Independence of Directors.”

All of the director nominees listed below have consented to being named in this proxy statement and to serve if elected. However, if any nominee becomes unable to serve, proxy holders will have discretion and authority to vote for another nominee proposed by our Board. Alternatively, our Board may reduce the number of directors to be elected at the Annual Meeting.

Name	Position
Douglas Pearce	Director
Robert Pearce	Director
Nicholas Peters	Director
David Rowntree	Director
Scott Scheirman	Director, President and Chief Executive Officer
Bradley Seaman	Chairman of the Board
Valerie Soranno Keating	New Director Nominee
Silvio Tavares	Director

Biographical information relating to each of the director nominees is set forth below under “Directors and Corporate Governance” and incorporated by reference herein.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF CPI’s DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE ELECTION OF EACH OF CPI’s DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

DIRECTORS AND CORPORATE GOVERNANCE

Director Biographical Information and Qualifications

Set forth below is a description of the business experience of each director nominee, as well as the specific qualifications, skills and experiences considered by the Nominating Committee and the Board in recommending our slate of director nominees. Each of the nominees currently serves as a director of the Company, except for Ms. Soranno Keating, who is a new nominee. Each nominee listed below is nominated for election to the Board for a term expiring at the annual meeting of stockholders in 2019. See “Election of Directors (Proposal No. 1).”

Douglas Pearce, 65, has served on our Board of Directors since January 2016. Mr. Pearce was the founding Chief Executive Officer and Chief Investment Officer of the British Columbia Investment Management Corporation (bcIMC), one of Canada’s largest institutional money managers. Mr. Pearce led the organization from 1988 until he retired in June 2014. Mr. Pearce has also served as director and Chair of the Canadian Coalition for Good Governance (CCGG), the Pacific Pension Institute (PPI), and the Pension Investment Association of Canada (PIAC). Mr. Pearce was a member of the Faculty Advisory Board at the University Of British Columbia Sauder School Of Business and the Advisory Board at the Forum for Women Entrepreneurs. Mr. Pearce received his Bachelor of Commerce degree from the University of Calgary and is an accredited director in the Institute of Corporate Directors (ICD). Mr. Pearce brings to the Board a wealth of investment and corporate governance experience.

Robert Pearce, 63, has served on our Board of Directors since 2007. Mr. Pearce also serves on the board of directors of Canada Guaranty Mortgage Insurance Company, First American Payments Systems and First National Financial LP. Mr. Pearce spent 26 years with BMO Bank of Montreal, from 1980 to 2006, most recently holding the position of President and Chief Executive Officer, Personal and Commercial Client Group. He also served on the board of directors of MasterCard International from 1998 to 2006 and as Chairman of the Canadian Bankers’ Association from 2004 to 2006. Mr. Pearce holds a Bachelor of Arts from the University of Victoria and a Master of Business Administration from the University of British Columbia. Mr. Pearce brings to the Board more than 30 years of operational and leadership experience in the financial services industry, including extensive operating experience in credit card, debit card and prepaid cards in both card issuing and merchant acceptance in Canada and the United States.

Nicholas Peters, 45 has served on our Board of Directors since 2007. Mr. Peters is a Managing Director at Parallel49 Equity (formerly Tricor Pacific Capital) a private equity firm that makes control investments in lower middle market companies in the United States and Canada, which he joined in 2002, and also began serving as Parallel49 Equity’s Chief Financial Officer in 2012. Prior to joining Parallel49 Equity, Mr. Peters was a Senior Manager at Arthur Andersen LLP in Chicago. Mr. Peters is the Chairman of BFG Supply Company LLC, Questco and Certified Recycling and has served on the board of several other Parallel49 Equity investment companies. Mr. Peters holds a Bachelor of Science degree in Business Administration from the University of Dayton in Ohio. He is a Certified Public Accountant and is affiliated with the American Institute of Certified Public Accountants and the Ohio Society of CPAs. Mr. Peters brings to the Board strong finance and accounting skills, as well as valuable experience from his oversight of the management and operations of several of Parallel49 Equity’s portfolio companies.

David Rowntree, 62, has served on our Board of Directors since 2007. Mr. Rowntree is the President and Chair of Highland West Capital Ltd., a Vancouver-based merchant bank that he founded in July 2012. Mr. Rowntree is one of the founders of Tricor Pacific Capital, where he served as a Managing Director from January 1996 to June 2013. Prior to co-founding Tricor, Mr. Rowntree was a practicing attorney in both public practice and as in-house counsel. Mr. Rowntree is the Chair of Ten Peaks Coffee Company (TSE:TPK). Mr. Rowntree holds a Bachelor of Arts from the University of British Columbia and a Bachelor of Law from the Osgoode Hall Law School in Toronto, Ontario. Mr. Rowntree brings to the Board more than three decades of public and private investment expertise as well as experience in corporate governance, strategic planning and risk mitigation and assessment.

Scott Scheirman, 55, has served as our President and Chief Executive Officer since October 2017 and on our Board of Directors since October 2016. Prior to joining the Company, Mr. Scheirman served as the Chief Executive Officer and a co-founder of JKL Ventures LLC, a private investment and strategic advisory firm since February 2014. Prior to JKL Ventures LLC, Mr. Scheirman served as the Executive Vice President and Chief Financial Officer of Western Union

(NYSE:WU) from September 2006 to December 2013. Prior to Western Union, Mr. Scheirman held a variety of executive leadership and financial officer roles at First Data Corporation (NYSE:FDC), Western Union’s former parent company, and began his career at Ernst & Young LLP. Mr. Scheirman holds a Bachelor of Science degree in Business Administration with an emphasis in Accounting from the University of Northern Colorado. Mr. Scheirman brings to the Board extensive strategic planning, finance, risk management, international, public company and corporate governance experience, and through his position as our Chief Executive Officer, he brings to the Board management’s perspective with respect to the Company.

Bradley Seaman, 58, has served on our Board of Directors since 2007 and currently serves as Chairman of the Board. Mr. Seaman has been employed, since August 1999, by Parallel49 Equity and its predecessor by name, Tricor Pacific Capital. From 1999 through December 2011, Mr. Seaman was Parallel49 Equity’s Managing Director and leader of its U.S. operations, and, since January 2012, has served as its Managing Partner, responsible for leading overall firm operations, strategy, funding and investments. Prior to joining Parallel49 Equity, and from 1990 through July 1999, Mr. Seaman was employed by GE Capital Corporation where he held a number of increasingly senior positions in GE’s Transportation & Industrial Funding and Commercial Finance units. In 1994, Mr. Seaman was selected to be part of a new group that was established to focus GE Capital’s debt and equity products on the emerging private equity market, and, in that capacity, headed GE’s offices in New York and Chicago. Mr. Seaman is also a member of the board of directors of Steel Dynamics, Inc. (NASDAQ: STLD). Mr. Seaman holds a Bachelor of Science degree in Business Administration from Bowling Green State University and a Master of Business Administration from the University of Dallas. He brings to the Board a comprehensive understanding and experience in the capital markets, management experience, and both operational and corporate governance experience drawn from his involvement in the management and oversight of Parallel49 Equity’s portfolio companies.

Valerie Soranno Keating, 54, is a new nominee and was nominated to serve on our Board of Directors on April 9, 2018. Ms. Soranno Keating has been senior advisor to a number of private equity firms in the U.S. and Europe since 2017. From November 2009 through May 2015 she was the Chief Executive Officer of Barclaycard, the global payments division of Barclays PLC (NYSE:BCS), with $60 billion in assets and over 30 million customers throughout the U.S., Europe and South Africa. Before joining Barclays, Ms. Soranno Keating held a variety of executive positions at American Express Company (NYSE:AXP) from May 1993 through May 2009 including President, Travelers Cheques & Prepaid Services, Executive Vice President Global Commercial Services, Executive Vice President Global Merchant Services, Emerging Global Businesses & Network Expansion, and Vice President Corporate Strategic Planning. Ms. Soranno Keating holds a Bachelor of Science Degree in Business Administration from Lehigh University. She brings to the Board over 20 years of experience in both executive and board roles across a broad spectrum of payments and-related businesses. Ms. Soranno Keating brings to the board over 25 years of experience in the payments industry.

Silvio Tavares, 46, has served on our Board of Directors since October 2016. Mr. Tavares is the President and Chief Executive Officer of The CardLinx Association, a payments and digital technology trade association, a role he has held since August 2013. Prior to that, Mr. Tavares served as the Senior Vice President, Global Head of Information Products at Visa Inc. (NYSE:V) from May 2012 to August 2013. Before joining Visa, Mr. Tavares was Senior Vice President, General Manager Global Information and Analytics at First Data Corporation (NYSE:FDC) from December 2006 to May 2012. Mr. Tavares holds a Bachelor of Science Degree in Electrical and Computer Engineering from Tufts University, a Master of Business Administration from Boston College and a Juris Doctor from the Boston University School of Law. He brings to the Board over 15 years of operating experience as a payments company executive and CEO as well as extensive relationships and expertise in the payments, banking and technology industries.

Director Selection Process

The Nominating Committee works with the Board to determine periodically, as appropriate, the desired Board qualifications, expertise and characteristics, including such factors as business experience and diversity of experience; and with respect to diversity, the Nominating Committee may consider such factors as differences in professional background, education, skill, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board.

The Nominating Committee and the Board evaluate each individual in the context of the membership of the Board as a group, with the objective of having a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of background and experience in the various areas. Each director should be an individual of high character and integrity. In determining whether to recommend a director for re-election, the Nominating Committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board and the Company and other qualifications and characteristics that may be set forth in the Nominating Committee charter.

Recommendation of Directors by Stockholders

In accordance with its charter, the Nominating Committee will consider candidates for election as a director of the Company recommended by any CPI stockholder, provided that the recommending stockholder follows the procedures set forth in Section 2.10 of the Company’s Bylaws for nominations by stockholders of persons to serve as directors. The Nominating Committee evaluates such candidates in the same manner by which it evaluates other director candidates considered by the Nominating Committee, as described above.

Pursuant to Section 2.10 of the Bylaws, nominations of persons for election to the Board at a meeting of stockholders may be made by any stockholder of the Company entitled to vote for the election of directors at the meeting who sends a timely notice in writing to our Corporate Secretary. To be timely, a stockholder’s notice must be delivered to, or mailed and received by, our Corporate Secretary at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the annual meeting is more than 30 days prior to or after the anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which “public announcement” of the date of such annual meeting is made by the Company. For purposes of the Bylaws, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by us with the SEC.

The stockholder’s notice or recommendation is required to contain certain prescribed information about each person the stockholder proposes to recommend for election as a director, the stockholder giving notice and the beneficial owner, if any, on whose behalf notice is given. The stockholder’s notice must also include the consent of the person proposed to be nominated and to serve as a director if elected. Recommendations or notices relating to director nominations should be sent to CPI Card Group, 10026 West San Juan Way, Littleton, Colorado 80127; Attention: Sarah Kilgore, Chief Legal and Compliance Officer and Corporate Secretary.

Independence of Directors

The Company’s Corporate Governance Guidelines provide that a majority of the members of the Board, and each member of the Audit Committee, Compensation Committee and Nominating Committee, must meet the criteria for independence set forth under applicable law and NASDAQ listing standards. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. These independence guidelines are part of our Corporate Governance Guidelines, available on our website at www.cpicardgroup.com. The Board considers all relevant facts and circumstances of which it is aware in making an independence determination with respect to any director.

The Board has made independence determinations with respect to each of our directors. Based on the NASDAQ independence guidelines, the Board has affirmatively determined that each of Mses. Fulton and Soranno Keating and Messrs. D. Pearce, R. Pearce, Peters, Rowntree, Seaman and Tavares are independent within the meaning of NASDAQ rules.

Board’s Role in Risk Oversight

The Company’s management continually monitors the material risks facing the Company.  Our enterprise risk management process is designed to facilitate the identification, assessment and management of certain key risks the Company may encounter and which may impact our ability to achieve our strategic objectives. The enterprise risk management process supplements management’s ongoing responsibilities to monitor and address risks by working with risk owners to identify causes of and action plans for certain risks, which then are discussed with senior management.

The Board, with the assistance of the Board committees, is responsible for overseeing such management actions to ensure that material risks affecting the Company are identified and managed appropriately.  The Board and the Board committees oversee risks associated with their principal areas of focused, as summarized below:

Board/Committee Areas of Risk Oversight and Actions

Full Board

•Oversight of the enterprise risk management process

•Careful evaluation of the reports received from management and by making inquiries of management on areas of particular interest to the Board

•Reviews with management material strategic, operational, financial, compensation and compliance risks

•Considers specific risk topics in connection with strategic planning and other matters

•Oversees risk oversight and related activities conducted by the Board committees through reports of the committee chairs to the Board

Audit Committee

•Discusses with management the Company’s process for assessing and managing risks, including the Company’s major financial risk exposures and the steps necessary to monitor and control such exposures

•Central oversight of financial and compliance risks

•Meets periodically with senior management and our independent auditor, KPMG LLP, and reports on its findings at meetings of the Board

•Assesses periodically reports provided by management on risks addressed in the enterprise risk management process and other risks

Compensation Committee	•Oversees the review and evaluation of the risks associated with our compensation policies and practices
Nominating Committee	•Oversees risks associated with our governance structure and processes •Reviews our organizational documents, Corporate Governance Guidelines and other policies

Corporate Governance

The Board has approved Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Code of Conduct for Financial Officers. All of our corporate governance documents, including the Corporate Governance Guidelines, the Code of Business Conduct and Ethics, the Code of Conduct for Financial Officers and committee charters, are available on our website at www.cpicardgroup.com or in printed form upon request by contacting CPI Card Group at

10026 West San Juan Way, Littleton, Colorado 80127, Attention: Investor Relations. The Board regularly reviews corporate governance developments and modifies these documents as warranted. Any modifications will be reflected on our website. The information on our website is not part of this proxy statement and is not deemed to be incorporated by reference herein.

Other Board Information

Leadership Structure of the Board

Bradley Seaman serves as our Chairman of the Board, and Scott Scheirman serves as our President and Chief Executive Officer. Our Board has decided to maintain separate Chairman and CEO roles to allow our CEO to focus on the development and execution of our business strategy and leading the Company, while allowing the Chairman to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board recognizes the time, effort and energy that the CEO is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman. While our Bylaws and Corporate Governance Guidelines do not require that our Chairman and CEO positions be separate, the Board believes that having separate positions and having an independent director serve as Chairman is the appropriate leadership structure for us at this time.

Board Meetings

In 2017, our Board held five meetings. The board also held numerous ad-hoc meetings throughout the year to focus on executive transition activities and company performance.  In addition to our Board meetings, our directors attend meetings of committees established by our Board. Each of CPI’s incumbent directors attended at least 75% of the meetings of our Board and the committees on which such nominee served during 2017. Our directors are encouraged to attend all annual and special meetings of our stockholders. All of our incumbent directors attended the 2017 annual meeting of stockholders.

Meetings of Non-Employee Directors

In accordance with our Corporate Governance Guidelines, our non-employee directors meet regularly in executive sessions of the Board without management present. Mr. Bradley Seaman, our Chairman, presides over these executive sessions. In the event that Mr. Bradley Seaman is not available to lead these meetings, the presiding director is chosen by the non-employee directors in attendance.

Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee.  The following chart sets forth the directors who currently serve as members of each of the Board committees as of the date of this proxy statement.

	Audit	Compensation	Nominating
Directors	Committee	Committee	Committee
Diane Fulton	X
Douglas Pearce	X		C
Robert Pearce	X	C
Nicholas Peters			X
David Rowntree		X	X
Scott Scheirman
Bradley Seaman*		X
Silvio Tavares	C		X

*      Chairman of the Board

“C”  Denotes member and chair of committee

“X”  Denotes member

Audit Committee

In 2017, the Audit Committee held nine meetings. Mr. Scheirman left the Audit Committee upon his appointment as CEO of the Company in October 2017, and Mr. Tavares joined the Audit Committee at such time as its  chair. Each of the members of the Audit Committee is a non-employee director.  We believe that each of Ms. Fulton and Messrs. Doug Pearce, Robert Pearce and Silvio Tavares meets the independence criteria for purposes of serving on an audit committee under the applicable NASDAQ rules and Rule 10A-3 under the Exchange Act. In addition, our board of directors has determined that each of Ms. Fulton and Messrs. Robert Pearce, Doug Pearce and Silvio Tavares qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.  The Audit Committee operates under a written charter setting forth its functions and responsibilities.  A copy of the current charter is available on our website at www.cpicardgroup.com or in printed form upon request.

Compensation Committee

The Compensation Committee held seven meetings in 2017. The Board has determined that all of the members of the Compensation Committee are independent as defined in NASDAQ rules, including the independence standards applicable to compensation committees. The Compensation Committee has overall responsibility for approving and evaluating director and officer compensation plans, policies and programs of the Company and reviewing the disclosure of such plans, policies and programs to our stockholders in the annual proxy statement. The Compensation Committee utilizes an independent compensation consultant to assist it in its duties. The Compensation Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.cpicardgroup.com or in printed form upon request.

In consultation with the Company’s management, the Compensation Committee establishes the general policies relating to senior management compensation and oversees the development and administration of such compensation programs. Our human resources executives and staff support the Compensation Committee in its work. These members of management work with compensation consultants whose engagements have been approved by the Compensation Committee, accountants and legal counsel, as necessary, to implement the Compensation Committee’s decisions, to monitor evolving competitive practices and to make compensation recommendations to the Compensation Committee. Our human resources management develops specific compensation recommendations for senior executives, which are first reviewed by senior management and then presented to the Compensation Committee and its independent compensation consultant. The Compensation Committee has final authority to approve, modify or reject the recommendations and to make its decisions in executive session. The Compensation Committee approves all compensation of our executive officers, including equity awards.

Since 2015, the Compensation Committee has engaged Aon Hewitt as its independent compensation consultant. The consultant reports directly to the Compensation Committee, including with respect to management’s recommendations of compensation programs and awards. The Compensation Committee has the sole authority to approve the scope and terms of the engagement of such compensation consultant and to terminate such engagement. Aon Hewitt has assisted the Compensation Committee with the development of competitive market data and related assessments of the Company’s executive and director compensation levels, evaluation of annual and long-term incentive compensation strategy and compilation and review of total compensation data for the Company’s Named Executive Officers (as defined in “Executive Compensation”). Other than with respect to consulting on executive and director compensation matters, Aon Hewitt has performed no other services for the Compensation Committee or the Company.

The Compensation Committee has reviewed the independence of Aon Hewitt in light of SEC rules and NASDAQ listing standards regarding compensation consultants and has concluded that Aon Hewitt’s work for the Compensation Committee does not raise any conflict of interest.

Nominating and Corporate Governance Committee

The Nominating Committee held five meetings in 2017.  Each of the members of the Nominating Committee is independent as defined in NASDAQ rules.

The Nominating Committee is responsible for, among other things: (i) identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board; (ii) recommending director nominees to the Board for election at the next annual meeting of the stockholders of the Company; (iii) in the event of a vacancy on or an increase in the size of the Board, recommending director nominees to the Board to fill such vacancy or newly established Board seat; (iv) recommending directors to the Board for membership on each committee of the Board; and (v) establishing and reviewing annually our Corporate Governance Guidelines and Code of Business Conduct and Ethics. The Nominating Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.cpicardgroup.com or in printed form upon request.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has in the past served as an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Communications to the Board

Stockholders and interested parties can contact the Board (including the Chairman and the independent directors) through written communication sent to CPI Card Group, 10026 West San Juan Way, Littleton, Colorado 80127, Attention: Sarah Kilgore, Chief Legal and Compliance Officer and Corporate Secretary. Our Corporate Secretary reviews all written communications and forwards to the Board copies of any such correspondence that is directed to the Board or that, in the opinion of the Corporate Secretary, deals with the functions of the Board or Board committees or that she otherwise determines requires the Board’s or any Board Committee’s attention. Concerns relating to accounting, internal accounting controls or auditing matters are immediately brought to the attention of our Audit Committee Chair and handled in accordance with procedures established by the Audit Committee with respect to such matters. From time to time, the Board may change the process by which stockholders may communicate with the Board. Any such changes will be reflected in our Corporate Governance Guidelines, which are posted on our website at www.cpicardgroup.com.

Director Compensation

As described more fully below, the following table summarizes the annual compensation for our non-employee directors during 2017.

2017 DIRECTOR COMPENSATION

	Fees	Fees
	Earned	Earned
	Or Paid	Or Paid
Name	In Cash	In Stock (1)	Total
	($)	($)	($)
Diane Fulton	$62,534	$50,000	$112,534
Douglas Pearce	$69,814	$50,000	$119,814
Robert Pearce	$77,534	$50,000	$127,534
Nicholas Peters			—
David Rowntree			—
Scott Scheirman (2)	$53,338	$50,000	$103,338
Bradley Seaman			—
Silvio Tavares	$60,838	$50,000	$110,838

(1)On May 25, 2017, each non-employee director not affiliated with Parallel 49 received fees paid in stock represented by grants of restricted stock units (“RSUs”), which vest on the first anniversary of the award date. The amounts shown reflect the grant date fair value computed in accordance with FASB ASC 718. The grant date fair value of Mr. Scheirman’s RSU award is also reported in the Summary Compensation Table.

As of December 31, 2017, each director held the following number of unvested RSUs:

•	Ms. Fulton—5,000 RSUs;
•	Mr. D. Pearce—5,000 RSUs;
•	Mr. R. Pearce—5,000 RSUs;
•	Mr. Scheirman—5,000 RSUs; and
•	Mr. Tavares—5,000 RSUs.

(2)Mr. Scheirman served as a non-employee director until his appointment as President and Chief Executive Officer of the Company on October 5, 2017. The cash fees paid to Mr. Scheirman through September 30, 2017 for his service as a non-employee director prior to October 5, 2017 are reported in this table. Such fees are also reported in the Summary Compensation Table, as is the compensation Mr. Scheirman received for his service as President and Chief Executive Officer on and after October 5, 2017.

Narrative to Director’s Compensation Table

The following sets forth our compensation package for our non-employee directors (other than, our non-employee directors who are affiliated with Parallel 49).

Compensation Element	Value
Retainer	$100,000 (50% received in cash and 50% received in restricted stock units, vesting 100% on the first anniversary of the award date)

Audit Committee Chair Fee	$20,000
Compensation Committee Chair Fee	$15,000
Nominating Committee Chair Fee	$10,000
Audit Committee Member Fee	$10,000
Compensation Committee Member Fee	$7,500
Nominating Committee Member Fee	$5,000

Security Ownership of Certain Beneficial Owners, Directors and Management

The following table sets forth, as of April 6, 2018 (except as indicated below), beneficial ownership, as defined by SEC rules, of our common stock (reflecting the impact of the Reverse Stock Split). Each of the persons listed below has sole voting and investment power with respect to the beneficially owned shares listed unless otherwise indicated. For purposes of the following table, beneficial ownership is determined in accordance with Exchange Act Rule 13d-3.  The percentage calculations set forth in the table are based on 11,134,714 shares of common stock outstanding on April 6, 2018 rather than based on the percentages set forth in stockholders’ Schedules 13G or 13D, as applicable, filed with the

SEC. Unless otherwise indicated, the address of each beneficial owner is c/o CPI Card Group Inc., 10026 West San Juan Way, Littleton, Colorado 80127.

	Number of
	Shares of	Percentage of
	Common	Common
	Stock	Stock
	Owned	Owned
	Beneficially	Beneficially
5% Beneficial Owners:
Tricor Pacific Capital Partners (Fund IV), Limited Partnership(1)	4,124,368	37.0%
Tricor Pacific Capital Partners (Fund IV) US, Limited Partnership (1)	2,434,457	21.9%

Named Executive Officers, Directors, and Nominees:
Steven Montross (2)	349,636	3.1%
Robert Pearce (3)	86,392	*
Lillian Etzkorn (4)	16,092	*
Silvio Tavares (3)	11,241	*
Lane Dubin (5)	10,230	*
Diane Fulton (3) (6)	9,415	*
Douglas Pearce (3)	9,394	*
Scott Scheirman (3)	6,241	*
Nicholas Peters	—	—
David Rowntree	—	—
Bradley Seaman	—	—
Valerie Soranno Keating	—	—
Total Executive Officers and Directors as a Group (18 individuals) (7)	615,845	5.5%

*Less than 1%

(1)

Based on a Schedule 13G filed jointly by Tricor Pacific Capital Partners (Fund IV), Limited Partnership, Tricor Pacific Capital Partners (Fund IV) US, Limited Partnership (collectively, the “Tricor Funds”) and Parallel49 Equity, ULC on February 12, 2016, as adjusted to give effect to the Reverse Stock Split. Each of the Tricor Funds is managed by Parallel49 Equity, ULC, as the general partner. Mr. Bradley Seaman, Mr. David Rowntree, J. Trevor Johnstone and Roderick Senft are the sole members of an investment committee of the Tricor Funds that has the power to vote or dispose of the shares held by the Tricor Funds. Each of Messrs. Seaman, Peters and Rowntree is an officer or member of Tricor and has an indirect pecuniary interest in the shares of common stock held by the Tricor Funds through their respective interests in the Tricor Funds. Each of Messrs. Seaman, Peters and Rowntree expressly disclaims any beneficial ownership of any shares of common stock held by the Tricor Funds. The address of the Tricor Funds is c/o Tricor Pacific Capital, One Westminster Place, Suite 100, Lake Forest, IL 60045.

(2)

Includes vested options to purchase 35,682 shares of common stock. Mr. Montross retired from the position of President and Chief Executive Officer with the Company as of October 4, 2017. The information regarding Mr. Montross’ beneficial ownership is based solely on his Section 16 filings through his Form 4 filed on March 6, 2017.

(3)	Includes 5,000 restricted stock units vesting within 60 days of April 6, 2018.
(4)	Includes vested options to purchase 16,092 shares of common stock.
(5)	Includes vested options to purchase 9,595 shares of common stock.
(6)	Includes 1,600 shares of common stock held by Ms. Fulton’s husband.
(7)	Includes an aggregate of 87,173 options to purchase common stock that are vested or will vest within 60 days of April 6, 2018 and 25,000 restricted stock units vesting within 60 days of April 6, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon our review of reports filed with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Exchange Act during 2017.

EXECUTIVE OFFICERS

The following table sets forth certain information concerning each of our executive officers:

Name	Age	Position
Scott Scheirman	55	President, Chief Executive Officer and Director
Jason Bohrer	47	Senior Vice President and General Manager, Secure Card Solutions
Nicholas Cahn	54	Managing Director—CPI Europe
Lane Dubin	49	Senior Vice President and General Manager, Prepaid and Instant Issuance
Lillian Etzkorn	49	Chief Financial Officer
Lisa Jacoba	50	Chief Human Resources Officer
Sarah Kilgore	50	Chief Legal and Compliance Officer
Kevin O’Brien	38	Chief Accounting Officer
Anna Rossetti	58	President—CPI Canada

Scott Scheirman.  See “Directors and Corporate Governance” for Mr. Scheirman’s biographical information.

Jason Bohrer has served as our Senior Vice President and General Manager, Secure Card Solutions, since January 2018.  Mr. Bohrer joined the Company as Senior Vice President of Operations in June 2016. Prior to joining the Company, from 2002 to 2016, Mr. Bohrer worked at HID Global, a provider of access control and secure identity solutions, most recently serving as VP, Global Operations from January 2015 to May 2016, VP & Executive Sponsor, Americas & HQ Consolidation from January 2013 to December 2014, and Senior Vice President, Managed Services from January 2011 to December 2012. Prior to joining HID Global, Mr. Bohrer held operations positions at Indala Corp. (formerly Motorola’s smartcard division) and Motorola, Inc. Mr. Bohrer holds a Bachelor’s Degree in Economics from the University of Texas, and was an inaugural member of the University of Chicago’s Executive Institute.

Nicholas Cahn has served as Managing Director of CPI Europe since 2008. From 2000 to 2008, Mr. Cahn was Director of the Card Division for Oakhill plc and then Managing Director of PCC Services Ltd., prior to its acquisition by CPI in 2008. Prior to that, Mr. Cahn spent 15 years with Group Bull of France, serving as Director of International Sales in the smartcard division in Paris, Smartcard Business Unit Director in London and Vice President of a joint venture with Dai Nippon Printing in Tokyo. Mr. Cahn holds a business studies degree from Thames Valley University and is an alumnus of Bull’s Executive Advanced Management Course and the European Executive Training Program in Japan.

Lane Dubin has served as our Senior Vice President and General Manager, Prepaid and Instant Issuance since January 2018.  Mr. Dubin joined the Company as Senior Vice President, Sales and Marketing in August 2016. Prior to joining the Company, Mr. Dubin served at American Express Company from 1992 to 2015. Most recently, he was the Head of Global Sales at American Express Global Business Travel from 2008 to 2015, and Vice President, Business Development—North America, at American Express Global Business Travel from 2003 to 2008. Prior to these roles, Mr. Dubin held roles with increasing responsibility with American Express including Vice President-Business Development, Financial Education Services for American Express Financial Advisors and Director of Sales and Business Development for Ketera Technologies, a technology start-up incubated by American Express. Mr. Dubin holds a Bachelor’s Degree in Economics and Business Administration from Ursinus College.

Lillian Etzkorn has served as our Chief Financial Officer since January 2017.  Prior to joining the Company, Ms. Etzkorn served in senior roles at Dana Incorporated from 2009 to 2016, most recently as Vice President and Treasurer from 2011 to 2016, and prior to that as Senior Director, Investor Relations from 2009 to 2011. Prior to Dana Incorporated, Ms. Etzkorn spent nineteen years in financial positions of increasing responsibility at Ford Motor Company, including most recently, Controller, Truck Product Development, Ford SUV and Commercial Vehicles from 2008 to 2009, and Director, Investor Relations from 2007 to 2008. Additionally, she held various other significant financial roles in corporate finance, profit and operations analysis and revenue. Ms. Etzkorn received her MBA in Finance from the University of Michigan and her Bachelor’s Degree in Marketing from Eastern Michigan University.

Lisa Jacoba has served as our Chief Human Resources Officer since June 2015. From 2006 to 2014, Ms. Jacoba served as Senior Vice President, Human Resources, and Senior Vice President of Global Talent Management at Western

Union in the United States and in the United Kingdom.  Prior to Western Union, Ms. Jacoba spent sixteen years in human resources positions of increasing responsibility at First Data Corporation with the most recent position of Senior Vice President Human Resources from 2001-2005.   Ms. Jacoba received her Bachelor of Science in Human Resources from Bellevue University.

Sarah Kilgore has served as our Chief Legal and Compliance Officer since December 2017.  Prior to joining the Company, Ms. Kilgore was Of Counsel with Moye White LLP, a law firm based in Denver since June 2017.  Prior to Moye White LLP, Ms. Kilgore founded and provided legal services through Kilgore Legal Group, LLC from December 2011 through June 2015.  Prior to establishing Kilgore Legal Group, LLC, Ms. Kilgore served as Associate General Counsel, Governance and Securities for Western Union from 2006 to 2011.  Additionally, she held various legal positions at First Data Corporation and AT&T Corp., and was in private practice with Sherman & Howard LLC.  Ms. Kilgore earned her Juris Doctor degree from the University of Michigan Law School and received her Bachelor’s Degree in Business Administration from Michigan State University.

Kevin O’Brien has served as the Company’s Chief Accounting Officer since April 1, 2018.  Mr. O’Brien joined the Company in March 2016 as Director of Corporate Accounting and SEC Reporting. Prior to joining the Company, Mr. O’Brien served as the Director of Financial Reporting and Compliance of Sports Authority, Inc., a sporting goods retailer, from 2014 to 2016. From 2011 to 2014, Mr. O’Brien served as the Assistant Controller of CIBER, Inc., an information technology and services company. Prior to joining CIBER, Inc., Mr. O’Brien was a Senior Audit Manager at Deloitte & Touche LLP from 2002 to 2011. Mr. O’Brien holds both a Bachelor of Arts degree and Master of Science degree in Accounting from the University of Colorado and is a Certified Public Accountant in the State of Colorado.

Anna Rossetti has served as the President of CPI Card Group—Canada since 2008. From 1999 to 2008, Ms. Rossetti held several leadership positions with Giesecke & Devrient (Canada), including President from 2004 to 2008 and Senior Vice President and General Manager from 1999 to 2004. Prior to that, Ms. Rossetti worked with Equifax Canada, Bank of Nova Scotia and Bank of Montreal. Ms. Rossetti received her Bachelor’s Degree in Economics with Honors from York University.

EXECUTIVE COMPENSATION

The following Summary Compensation Table discloses the compensation information for fiscal years 2017 and 2016 (for individuals who were named executive officers in such year) for our current principal executive officer (“PEO”), our former PEO and the two most highly compensated executive officers other than the PEO who were serving as executive officers at the end of the last completed fiscal year (collectively, the “named executive officers”).

Summary Compensation Table

							Nonqualified
						Non-Equity	Deferred
						Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Compensation (4)	Earnings	Compensation (5)	Total
Scott Scheirman, President and Chief Executive Officer (6)	2017	$132,692	$—	$50,000	$501,746	$154,808	—	$78,968	$918,214
Steven Montross	2017	$607,116	$—	$—	$—	$—	—	$87,675	$694,791
Former President and Chief Executive Officer (7)	2016	$520,192	$—	$300,003	$396,000	$—	—	$29,427	$1,245,622
Lillian Etzkorn, Chief Financial Officer (8)	2017	$394,231	$261,193	$153,720	$261,701	$—	—	$42,134	$1,112,979
Lane Dubin, SVP and General Manager, Prepaid and Instant Issuance (9)	2017	$328,282	$58,935	$39,803	$100,999	$—	—	$10,813	$538,832

(1)

These amounts represent (a) for Ms. Etzkorn, the first of two installments of a retention payment, equal to $61,192, and payment of a sign-on cash award of $200,000; and (b) for Mr. Dubin, the first installment of a retention payment.

(2)

For 2017, this amount represents the grant date fair value of restricted stock unit awards granted to Mr. Scheirman, Ms. Etzkorn and Mr. Dubin. The values were calculated in accordance with FASB ASC Topic 718. Mr. Scheirman’s restricted stock unit award was granted in connection with his service in 2017, prior to October 5, 2017, as a non-employee director of the Company, and the grant date fair value of such award is also reported in the Director Compensation Table.

(3)

These amounts represent the grant date fair value of the stock option awards calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the stock option awards, please see Note 15 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
(4)

For Mr. Scheirman, this amount represents the payment made under the STIP for the 2017 plan year. Pursuant to his employment agreement, Mr. Scheirman was guaranteed an STIP payment at his target amount with respect to 2017, prorated based on his start date.  No other STIP participants received a payout for the 2017 plan year.

(5)

For 2017, these amounts represent (a) for Mr. Scheirman, reimbursement for certain living expenses, legal support for finalization of his employment agreement during his transition into the CEO role and $53,338 in cash fees paid to Mr. Scheirman through September 30, 2017 for his service in 2017, prior to October 5, 2017, as a non-employee director of the Company (this amount is also reported in the Director Compensation Table); (b) for Mr. Montross, a car allowance, reimbursement for certain commuting expenses, $50,000 in reimbursement for outplacement services, reimbursement for certain expenses incurred in connection with Mr. Montross’ retirement and matching contributions under the Company’s 401(k) plan; (c) for Ms. Etzkorn, $37,719 in relocation expenses under the Company’s standard executive relocation benefits policy (including $11,724 in tax gross-ups with respect to this benefit) and matching contributions under the Company’s 401(k) plan; and (d) for Mr. Dubin, matching contributions under the Company’s 401(k) plan.

(6)

Mr. Scheirman commenced employment and was appointed as President and CEO of the Company as of October 5, 2017 and was not a named executive officer in 2016; thus, 2016 compensation for him is not included in this table. Mr. Scheirman’s total compensation for 2017 includes certain amounts received in connection with his service as a non-employee director of the Company in 2017 prior to October 5, 2017: (a) the grant date fair value of his restricted stock unit award (described in footnote 2 to this table), and (b) the cash fees paid to Mr. Scheirman through September 30, 2017 (described in footnote 5 to this table).

(7)

Mr. Montross retired from the position of President and CEO with the Company as of October 4, 2017 and will remain a non-executive employee of the Company through June 30, 2018.  The details of Mr. Montross’s employment terms are described further below under the section “Employment and Post-Termination Arrangements.”

(8)	Ms. Etzkorn commenced employment with the Company on January 1, 2017 and was not a named executive officer in 2016; thus, 2016 compensation for her is not included in this table.
(9)	Mr. Dubin commenced employment with the Company on August 15, 2016 and was not a named executive officer in 2016; thus, 2016 compensation information for him is not included in this table.

Base Salaries

Base salaries established for the Company’s executive officers are intended to reflect each individual’s responsibilities, experience, historical performance and other discretionary factors deemed relevant by the Company and have generally been set at levels deemed necessary to attract and retain individuals with superior talent. Base salaries are also designed to provide executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in the Company’s operating performance.

Our named executive officers were entitled to the following annual base salaries in 2017 and 2018:

	2017 Base Salary	2018 Base Salary (3)
Named Executive Officer	(Effective March 1, 2017) (4)	(Effective March 11, 2018)
Scott Scheirman (1)	$575,000	$575,000
Steven Montross (2)	$560,000	$560,000
Lillian Etzkorn	$410,000	$430,500
Lane Dubin	$329,063	$345,516

(1)	Mr. Scheirman did not receive a base salary increase in 2018 given his recent hire date with the Company.
(2)

Mr. Montross retired from the position of CEO with the Company as of October 4, 2017.  Per Mr. Montross’s amended employment agreement, he will remain a non-executive employee of the Company through June 30, 2018.

(3)	Ms. Etzkorn and Mr. Dubin received base salary increases in 2018 based on the competitive positioning of their compensation and their performance.
(4)	Mr. Scheirman’s 2017 base salary was effective on October 4, 2017, the date he was appointed CEO of the Company.

Annual Incentive Awards

The Company maintains an annual short-term incentive plan (the “STIP”) to incentivize senior management and other key employees to achieve the short-term financial and non-financial objectives of the Company. The annual incentive awards are intended to reward both overall Company and individual performance during the year, and as such, are variable from year to year. The Company believes that establishing cash bonus opportunities is an important factor in both attracting and retaining the services of qualified and highly skilled executives and in motivating our senior management to achieve the Company’s annual objectives.

In 2017, the STIP provided for a bonus pool based upon the Company achieving certain levels of Adjusted EBITDA and Adjusted Free Cash Flow, as described below, and Revenue. Given that Company performance was below threshold levels in 2017, no payout under the STIP was made.  Payout of the STIP to individual management team members would have been based upon these Company results and the achievement of individual objectives. For 2018, the STIP will continue to include these same financial measures as performance goals.

“Adjusted EBITDA” is a financial measure that is not calculated according to U.S. generally accepted accounting principles (“GAAP”). A reconciliation showing how the Company calculates Adjusted EBITDA from net (loss) income, the most comparable GAAP measure, may be found in Exhibit E to the Company’s Form 8-K press release filing with financial results for the year ended December 31, 2017, filed with the Securities and Exchange Commission on March 12, 2018.

“Adjusted Free Cash Flow” is a financial measure that is not calculated according to U.S. GAAP.  We define Adjusted Free Cash Flow as cash flow from operations less capital expenditures, and adjusted for the following cash items: interest, income taxes, litigation and related charges incurred in connection with certain patent and shareholder litigation, and restructuring and other charges.  This measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.

Long-Term Incentives

Since 2016, the Company has maintained a long-term incentive award practice whereby senior leaders and executives may receive annual awards under the Omnibus Plan (described below).  In March 2017, the Company made awards of nonqualified stock options, restricted stock units and cash performance units to senior leaders and executives, including certain of the named executive officers.  The stock option grants generally will vest 33.4% on the first anniversary of the grant date and 33.3% on each of the second and third anniversaries of the grant date.  The restricted stock units generally will vest on the third anniversary of the grant date.  The cash performance units, which the Company granted for the first time in 2017, are performance-based awards that will settle in cash, in an amount between 50% and 200% of the target award value, based on the performance of the Company’s stock price during each of three performance sub-periods (from the grant date through each of the first, second and third anniversaries of the grant date). The final payouts will be made in cash with respect to approximately one-third of the cash performance units at the end of each performance sub-period.  The first tranche of cash performance units vested on March 22, 2018 and paid out at 50% of the target award value, given the decline in the stock price of the Company between the grant and vest date.

The awards described above are all subject to other applicable terms and conditions consistent with the Omnibus Plan.

Cash and Equity Retention Awards

In connection with the Company’s appointment of Mr. Scheirman as its new President and Chief Executive Officer, in September 2017 the Company awarded nonqualified stock options and cash retention bonuses to the Company’s executive officers and other employees, including Ms. Etzkorn and Mr. Dubin, in lieu of the annual long-term incentive awards that would otherwise have been made in the first quarter of 2018.  The goal of these awards was to align interests of senior leaders and executives with those of the newly appointed President and Chief Executive Officer.  The stock option grants generally will vest 33.4% on the first anniversary of the grant date and 33.3% on each of the second and third anniversaries of the grant date.  Under the terms of the retention bonuses, the recipients had to remain with the Company and in good performance standing through each of the applicable payment dates.  50% of the retention bonus was paid on December 7, 2017 and the remaining 50% was paid on April 3, 2018.

Employee Benefits

The Company maintains the CPI Holdings I, Inc. 401(k) Plan (the “401(k) Plan”), which is a qualified defined-contribution plan under the provisions of the Internal Revenue Code Section 401(k) covering substantially all employees who meet certain eligibility requirements. Under the 401(k) Plan, participants may defer their salary subject to statutory limitations and may direct the contributions among various investment accounts. The Company matches 100% of the participant’s first 3% of deferrals and 50% of the next 2% of deferrals. The Company’s portion is 100% vested at the time of the match.

Employment and Post-Termination Arrangements

Mr. Scheirman’s Employment Agreement

On September 25, 2017, Mr. Scheirman entered into an employment agreement with the Company to serve as President and Chief Executive Officer, effective October 5, 2017, for a term ending on March 31, 2021, plus automatic one-year renewals thereafter unless either party provides notice of intent not to renew the agreement. The agreement provides for an initial base salary of $575,000 per year. In addition, Mr. Scheirman is entitled to participate in the STIP with a target bonus of 100% of his annual base salary. For 2017, Mr. Scheirman’s STIP payout was guaranteed  at 100% of his annual base salary (prorated based on his start date), and for 2018, the agreement provides that Mr. Scheirman’s STIP payout will be no less than 80% of his annual base salary.  Mr. Scheirman also received a nonqualified stock option grant with respect to 280,000 shares of the Company’s common stock, which will vest in approximately equal annual installments over a three-year period, subject to Mr. Scheirman’s continued employment.

Mr. Scheirman received temporary support for commuting expenses associated with his employment with the Company and also reimbursement for legal expenses associated with finalizing his employment agreement.

In the event that Mr. Scheirman’s employment is terminated by the Company without “Cause,” he resigns for “Good Reason” (each as defined in the agreement), separates employment due to death or disability or the Company fails to renew his agreement upon its expiration, Mr. Scheirman would be entitled to (i) continued monthly payments of his base salary and his annual STIP target bonus for a period of eighteen months; (ii) a prorated portion of his annual STIP bonus, based on the number of full months completed during the fiscal year in which such termination of employment occurs and based on final Company performance for the STIP year; (iii) accelerated vesting of any outstanding equity awards that would have otherwise vested in the next twelve months following the termination (for performance-based awards, vesting will be based on actual performance determined at the end of the performance period); (iv) the cost of COBRA coverage for his health coverage then in effect, less the employee contribution for an active employee, for the severance period; and (v) up to six months of outplacement services.

In the event that Mr. Scheirman experiences a termination event as described above within six months prior to or two years following a change in control, Mr. Scheirman will receive the benefits described in the foregoing paragraph, except that the severance and COBRA continuation benefits in items (i) and (iv) above would be extended from eighteen to twenty-four months, and his outstanding equity awards would vest in full (with any performance-based awards vesting at the target level of performance).

Mr. Scheirman is subject to certain restrictive covenants, including obligations regarding non-competition and non-solicitation of Company employees and customers, during the term and for a period of eighteen months following any termination of his employment with the Company.

The estimated cash severance payment to Mr. Scheirman on termination, assuming a termination as of December 31, 2017, would have been $897,913 for termination without “Cause,” for “Good Reason,” for the Company’s failure to renew the agreement, or termination due to his death or “Disability.”

Mr. Montross’ Employment Agreement

Effective April 22, 2009, Mr. Montross entered into an employment agreement with the Company to serve as President and Chief Executive Officer for a term of five years, plus automatic one-year renewals thereafter unless either party provides notice of intent not to renew the agreement. The agreement provided for an initial base salary of $390,000 per year. In addition, Mr. Montross is entitled to participate in the STIP with a target bonus of 50% of his annual base salary. Mr. Montross is provided with a reasonable automobile allowance to be approved by the Chairman of the Board.

In the event that Mr. Montross’ employment is terminated by the Company without “Cause,” he resigns for “Good Reason” (each as defined in the agreement) or the Company fails to renew his agreement upon its expiration, Mr. Montross would be entitled to (i) continued monthly payments of his base salary and 1/12th of his estimated annual STIP target bonus for a period of 12 months and (ii) a prorated portion of his annual STIP target bonus (excluding any portion related to individual objectives), based on the number of full months completed during the fiscal year in which such termination of employment occurs. If Mr. Montross dies or suffers a “Disability” (as defined in the agreement) during the term of the agreement, he or his estate would be entitled to continued base salary and prorated bonus payments for a period of six months. Mr. Montross may resign upon giving no less than 90 days’ notice.

Mr. Montross is subject to certain restrictive covenants, including obligations regarding non-competition and non-solicitation of Company employees and customers, during the term and for a period of two years following any termination of his employment with the Company.

Pursuant to his outstanding option award under the Company’s Omnibus Plan, Mr. Montross would also be eligible for continued vesting of such award and exercisability through the end of the option term in the event that his employment terminates by reason of an “Approved Retirement.” An “Approved Retirement” is defined in such agreements as Mr. Montross’ “Retirement” (pursuant to the Omnibus Plan, a termination of employment, other than for “Cause” or due to death or “Disability,” on or after the attainment of age 65) with respect to which Mr. Montross adheres to certain additional requirements set forth by the Compensation Committee and the Board of Directors. Such requirements include, but are not limited to, Mr. Montross providing the Compensation Committee with at least nine months’ notice prior to his chosen retirement date, assisting in transitioning a successor to his role and complying with the restrictive covenants described above. These provisions were added to enhance the Company’s succession planning and business continuity processes.

As previously disclosed, on April 17, 2017, Mr. Montross announced his intention to retire from the Company effective June 30, 2018, and Mr. Montross and the Company agreed to an amendment of the employment agreement.  Under the amendment, Mr. Montross agreed to continue to serve as President and CEO through the earlier of the date on which the Company appointed a successor President and CEO or December 31, 2017.  As noted above, Mr. Scheirman was appointed as President and Chief Executive Officer on October 5, 2017, and Mr. Montross resigned as President and CEO and from all other director and officer positions he held with the Company and its affiliates.  Through his June 30, 2018 retirement date, Mr. Montross will continue to be employed by the Company in a non-executive capacity.  During the period prior to his retirement date, he will assist the Company’s Board with a successful transition of his duties, including transitioning key relationships to other employees, cooperating with the Board in recruiting his successor and providing his successor with business-related transition services.

Through the date of his retirement, the Company will provide Mr. Montross with an annual base salary of $560,000. Mr. Montross also had the opportunity to earn a bonus under the 2017 STIP, with a target of up to 100% of his base salary.  However, based on Company performance, no bonuses were payable under the 2017 STIP.  Mr. Montross is not eligible to participate in the STIP in 2018.  Provided that Mr. Montross satisfies the terms of the amendment, his retirement on June 30, 2018 will be deemed an Approved Retirement, which will allow his outstanding nonqualified stock option awards to continue to vest and be exercisable in accordance with their original terms.

The Company also will pay Mr. Montross a succession incentive bonus equal to $560,000, half of which will be payable on the date of his retirement and the remaining portion of which will be payable in equal bi-weekly installments from the date of his retirement through December 31, 2018; provided that he complies with the terms of his employment agreement (including the restrictive covenants therein) and the amendment, and executes a general release of claims against the Company.

If the Company were to terminate Mr. Montross without Cause (or give him Good Reason to terminate employment) before the June 30, 2018 retirement date, the Company would be required to make the payments and provide the benefits described above for an Approved Retirement.

The estimated cash severance payment to Mr. Montross on termination, assuming a termination as of December 31, 2017, would have been $1,120,000 for termination without “Cause,” for “Good Reason” or the Company’s failure to renew the agreement, and $560,000 for a termination due to his death or “Disability” (assuming, in each case, that Mr. Montross’ annual bonus is at the target level).

Ms. Etzkorn’s Employment Agreement

On April 11, 2017, Ms. Etzkorn entered into an employment agreement with the Company to serve as Chief Financial Officer, effective January 1, 2017, for a term ending on December 31, 2019, plus automatic one-year renewals thereafter unless either party provides notice of intent not to renew the agreement. The agreement provides for an initial base salary of $410,000 per year. In addition, Ms. Etzkorn is entitled to participate in the STIP with a target bonus of 50% of her annual base salary.  In connection with the commencement of her employment, Ms. Etzkorn also received (a) a sign-on cash award of $200,000, paid in two equal installments in January and July 2017, (b) a nonqualified stock option grant with respect to 48,276 shares of the Company’s common stock, vesting in approximately equal annual installments over a three-year period, and (c) a grant of 7,320 restricted stock units, which will vest on the third anniversary of the grant date, in each case, subject to Ms. Etzkorn’s continued employment.

In connection with her hiring, Ms. Etzkorn received standard executive relocation benefits under the Company’s relocation program.  All relocation benefits were utilized during 2017 and are reflected in the “All Other Compensation” column of the Summary Compensation Table.

In the event that Ms. Etzkorn’s employment is terminated by the Company without “Cause,” she resigns for “Good Reason” (each as defined in the agreement), separates employment due to death or disability or the Company fails to renew her agreement upon its expiration, Ms. Etzkorn would be entitled to (i) continued monthly payments of her base salary for a period of twelve months; (ii) a prorated portion of her annual STIP bonus, based on the number of full months completed during the fiscal year in which such termination of employment occurs and based on final Company performance for the STIP year; (iii) accelerated vesting  of a prorated portion of any outstanding equity awards based on the number of days she was an active employee during the vesting period (for performance-based awards, vesting will be based on actual performance determined at the end of the performance period); and (iv) the cost of COBRA coverage for her health coverage then in effect health, less the employee contribution for an active employee, for the severance period.

In the event that Ms. Etzkorn experiences a termination event as described above within two years following a change in control, Ms. Etzkorn will receive the benefits described in the foregoing paragraph, except that all of her outstanding equity awards would vest in full (with any performance-based awards vesting at the target level of performance).

Ms. Etzkorn is subject to certain restrictive covenants, including obligations regarding non-competition and non-solicitation of Company employees and customers, during the term and for a period of twelve months following any termination of her employment with the Company.

The estimated cash severance payment to Ms. Etzkorn on termination, assuming a termination as of December 31, 2017, would have been $420,834 for termination without “Cause,” for “Good Reason,” for the Company’s failure to renew the agreement, or termination due to her death or “Disability.”

Mr. Dubin’s Employment Offer Letter

Mr. Dubin currently does not have an employment agreement with the Company.  Under the terms of his employment offer letter, he receives an initial base salary of $325,000 per year plus an annual target incentive award equal to 60% of his base salary.  In addition, on September 1, 2016, Mr. Dubin received (a)  a nonqualified stock option award with respect to 22,500 shares of the Company’s common stock, and (b) an award of 3,712 restricted stock units, each vesting in approximately equal annual installments over a four-year period, and in each case, subject to Mr. Dubin’s continued employment.  The equity awards are subject to other applicable terms and conditions consistent with the Omnibus Plan.  Mr. Dubin’s offer letter does not provide for any severance benefits, however, upon a termination of his employment as of December 31, 2017, Mr. Dubin would have been eligible to receive an estimated $552,417 in cash severance upon a termination without “cause” or for “good reason” pursuant to our Executive Severance Guidelines, as summarized below.

Executive Severance Guidelines

As previously disclosed, on June 21, 2017, the Company adopted guidelines governing executive severance (“Executive Severance Guidelines”), applicable to U.S.-based officers and named executive officers of the Company who are not otherwise parties to individual employment or severance agreements providing for benefits upon a termination of employment. Under the Executive Severance Guidelines, if the employment of an eligible officer is terminated without “cause” or due to a resignation for “good reason,” not in connection with a “change in control” (each as defined in the Executive Severance Guidelines) and subject to the execution, delivery and non-revocation of a release of claims, he or she would be eligible to receive cash severance equal to one times the sum of his or her base salary plus annual bonus target. The Company’s Chief Executive Officer would receive 1.5 times the sum of base salary and annual bonus target; however, Mr. Scheirman is party to an individual agreement and thus, the Executive Severance Guidelines do not apply to him. For such a termination occurring within the 24 months following a change in control, the applicable severance multiple would be increased to 2.0 times (for the Chief Executive Officer) and 1.5 times (for all other eligible officers). In addition, the Company would continue to pay for the portion of the cost of medical, dental and vision benefits that it paid on behalf of an eligible officer for the greater of the severance period or such officer’s eligibility for COBRA continuation coverage, and the Company may provide, in its discretion, up to six months of outplacement services.

Additional Compensation Governance Practices

During 2016, the Company adopted an incentive compensation recoupment policy (“Clawback Policy”).  Under the Clawback Policy if the Company is required to restate its financial results because of its material noncompliance with any financial reporting requirement under the securities laws, the Compensation Committee will review all awards or payments of any form of incentive-based compensation made to current and former executive officers of the Company within the three-year period immediately preceding the date on which the Company is required to prepare the restatement. If the Compensation Committee determines that any such incentive awards or payments were based on erroneous data and would have been lower had they been calculated based on the restated results, the Compensation Committee may, to the extent permitted by applicable law, seek to recover for the benefit of the Company the difference between the amounts awarded or paid and the amounts that would have been awarded or paid based on the restated results. These remedies would be in addition to, and not in lieu of, any penalties imposed by law enforcement agencies, regulators or other authorities. For purposes of this policy, “executive officers” of the Company include all persons designated by the Board of Directors as Section 16 reporting officers.

Since 2016, the Company also has maintained executive stock and independent director stock ownership guidelines which apply to senior executives, including our named executive officers, and our independent directors.  The Company did this to further align the interests of our leaders and the independent directors with those of our shareholders.  Under the guidelines, executives and independent directors have up to five years to accumulate shares and share equivalents that have a market value equal to or greater than a prescribed multiple of annual salary, as outlined below.  Given that these guidelines were recently adopted, our executives and independent directors have until 2021 (or five years from appointment to their position, whichever is later) to satisfy the applicable share ownership levels.

Position	Multiple of Salary (1)	Additional Comments
CEO	5x	Shares that count towards the guidelines include those owned outright, restricted stock, restricted stock units, intrinsic value of vested stock options and any deferred stock
CEO Direct Reports and Chief Accounting Officer	2x
Other Executives	1x
Independent Directors	3x

(1)For the independent directors the ownership requirement is 3x the cash portion of their annual fees.

Outstanding Equity Awards at 2017 Fiscal Year-End

	Option Awards				Stock Awards
	Number of	Number of					Market
	Securities	Securities			Number of		Value of
	Underlying	Underlying			Shares of		Shares of
	Unexercised	Unexercised	Option		Stock that		Stock that
	Options	Options	Exercise	Option	Have Not		Have Not
	(Exercisable)	(Unexercisable)	Price	Expiration	Vested		Vested
Name	(#)	(#)(1)	($)	Date	(#)		($) (6)
Scott Scheirman	—	280,000	$5.25	9/25/2027
					5,000	(2)	$18,350
Steven Montross	20,652	41,178	$50.00	10/8/2025
	15,030	29,970	$50.00	10/8/2025
Lillian Etzkorn	—	25,000	$5.25	9/25/2027
	—	48,276	$21.00	1/3/2027
					7,320	(3)	$26,864
Lane Dubin	—	25,000	$5.25	9/25/2027
	—	11,885	$21.75	3/22/2027
	5,625	16,875	$27.60	9/1/2026
					1,830	(4)	$6,716
					2,784	(5)	$10,217

(1)

For Mr. Scheirman, (a) 33.4% of the options will vest and become exercisable on September 25, 2018, and (b) 33.3% of the options will vest and become exercisable on each of September 25, 2019 and September 25, 2020, subject to continued service with the Company through each such vesting date.  For Mr. Montross, 33.3% of the options will vest and become exercisable on each of October 8, 2018 and October 8, 2019, following his “Approved Retirement” on June 30, 2018 (as defined in his award agreements).  For Ms. Etzkorn’s options expiring September 25, 2027, (a) 33.4% of the options will vest and become exercisable on September 25, 2018, and (b) 33.3% of the options will vest and become exercisable on each of September 25, 2019 and September 25, 2020, subject to continued service with the Company through each such vesting date.  For Ms. Etzkorn’s options expiring January 3, 2027, (a) 33.4% of the options vested on January 3, 2018, and (b) 33.3% of the options will vest and become exercisable on each of January 3, 2019 and January 3, 2020, subject to continued service with the Company through each such vesting date. For Mr. Dubin’s options expiring March 22, 2027, (a) 33.4% of the options vested on March 22, 2018, and (b) 33.3% of the options will vest and become exercisable on each of March 22, 2019 and March 22, 2020, subject to continued service with the Company through each such vesting date. For Mr. Dubin’s options expiring September 1, 2026, (a) 25% of the options vested on September 1, 2017, and (b) 25% of the options will vest and become exercisable on each of September 1, 2018, September 1, 2019 and September 1, 2020, subject to continued service with the Company through each such vesting date.

(2)

100% of Mr. Scheirman’s restricted stock unit award (granted in connection with his service in 2017 as a non-employee director of the Company) will vest on May 25, 2018, subject to continued service with the Company through the vesting date.

(3)	100% of Ms. Etzkorn’s restricted stock unit award will vest on January 3, 2020, subject to continued service with the Company through the vesting date.
(4)	100% of Mr. Dubin’s restricted stock unit award will vest on March 22, 2020, subject to continued service with the Company through the vesting date.
(5)

Mr. Dubin’s restricted stock unit award vests as follows: (a) 25% of the award vested on September 1, 2017, and (b) 25% of the award will vest on each of September 1, 2018, September 1, 2019 and September 1, 2020, subject to continued service with the Company through the vesting date.

(6)	The market value of the restricted stock units is based on the $3.67 closing price of a share of our common stock on December 29, 2017.

CPI Card Group Inc. Omnibus Incentive Plan

In connection with our initial public offering, we adopted the CPI Card Group Inc. Omnibus Incentive Plan (the “Omnibus Plan”) pursuant to which cash and equity-based incentives (including through an annual incentive program) may be granted to participating employees, directors and consultants. The principal purposes of the Omnibus Plan are to encourage profitability and growth through short-term and long-term incentives that are consistent with our objectives; to give participants an incentive for excellence in individual performance; to promote teamwork among participants; and to give us a significant advantage in attracting and retaining key employees, directors, and consultants. Our Omnibus Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance based awards (including performance shares, performance units and performance bonus awards), and other stock or cash-based awards. When considering new grants of share-based or option-based awards, the Company intends to take into account previous grants of such awards.  As previously disclosed, on September 25, 2017, the Board adopted, and stockholders approved, an amendment and restatement of the Omnibus Plan, which, among other things, increased the number of shares available for grant thereunder by 400,000 (as adjusted to reflect the Reverse Stock Split) and extended the term of the Omnibus Plan through September 25, 2027.

Equity Compensation Plan Information Table

The following table provides information as of December 31, 2017 with respect to shares of our common stock that may be issued under our existing equity compensation plan.

Number of securities
remaining available for
future issuance under
	Number of securities to		Weighted average		equity compensation
	be issued upon exercise		exercise price of		plans (excluding
	of outstanding options,		outstanding options,		securities reflected in
	warrants and rights		warrants and rights		column (a))
	(a) (#)		(b) ($)		(c) (#)
Equity compensation plans approved by security holders (1)	993,587	(2)	16.95	(2)	175,134	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	993,587		16.95		175,134

(1)	All current equity compensation plans have been approved by shareholders.
(2)

Consists of (i) 6,600 outstanding options under the CPI Holdings I, Inc. Amended and Restated 2007 Stock Option Plan (the “Option Plan”) at an average exercise price of $0.002; (ii) 937,310 outstanding options under the Omnibus Plan at an average exercise price of $17.11; and (iii) 49,677 outstanding restricted stock units under the Omnibus Plan at an average grant date fair value of $16.20.

(3)

The Option Plan was discontinued in connection with our initial public offering, and no further grants can be made under the Option Plan. Any shares subject to option awards that are cancelled, forfeited, or lapse under the Option Plan may become available for issuance under the Omnibus Plan.

AUDIT COMMITTEE REPORT

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

The principal purpose of the Audit Committee is to assist the Board of Directors in its oversight of (i) the integrity of our accounting and financial reporting processes and the audits of our financial statements; (ii) our system of disclosure controls and internal controls over financial reporting; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditor; (v) the performance of our independent auditor; and (vi) the business practices and ethical standards of the Company. The Audit Committee is responsible for the appointment, compensation, retention and oversight of work of the Company’s independent auditor. The Audit Committee’s function is more fully described in its charter.

Our management is responsible for the preparation, presentation and integrity of our financial statements, for the appropriateness of the accounting principles and reporting policies that we use and for establishing and maintaining adequate internal control over financial reporting. KPMG LLP, or KPMG, our independent registered public accounting firm for 2017, was responsible for performing an independent audit of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

The Audit Committee has also reviewed and discussed with KPMG the audited financial statements in the Form 10-K. In addition, the Audit Committee discussed with KPMG those matters required to be discussed under applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”). Additionally, KPMG provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with KPMG its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Form 10-K for filing with the SEC.

Silvio Tavares, Chairman

Diane Fulton

Douglas Pearce

Robert Pearce

AUDIT FEES

For the years ended December 31, 2017 and 2016, KPMG LLP, our independent registered public accounting firm, billed the approximate fees set forth below:

	2017	2016
Audit fees(1)	$740,352	$748,593
Audit-related fees(2)	—	19,375
Tax fees (3)	346,911	—
All other fees(4)	—	—
Total fees	$1,087,263	$767,968

(1)

Audit fees relate to (i) the audit of our annual consolidated financial statements as of and for the years ended December 31, 2017 and 2016, (ii) interim reviews of our quarterly consolidated financial statements for the interim periods within the years ended December 31, 2017 and 2016, (iii) 2017 and 2016 statutory financial statement audits; (iv) and accounting consultations.

(2)

These services include attest services related to financial reporting that are not required by statute or regulation.  During the year ended December 31, 2016, audit-related fees were primarily in connection with the adoption of International Financial Reporting Standards for our statutory financial statements.

(3)	For the year ended December 31, 2017, tax fees relate to federal and state tax compliance and for services in connection with a research and development tax credit study.
(4)

This category includes fees for services that are not included in the above categories. We did not pay KPMG LLP for services included in this category during the years ended December 31, 2017 and 2016.

The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the annual pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which management may wish to avail itself, subject to pre-approval of specific services. Each year, the independent registered public accounting firm will submit a pre-approval request, which will list each known and/or anticipated audit and non-audit service for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve a list of annual pre-approved non-audit services. Any additional interim requests for additional non-audit services that were not contained in the annual pre-approval request will be approved by the Audit Committee.

All services provided by KPMG LLP during the fiscal year ended December 31, 2017 were approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2017 to which we have been a party in which the amount involved exceeded or will exceed $120,000 within any fiscal year and in which any of our directors, nominee for director, executive officers, beneficial holders of more than 5% of our capital stock or entities affiliated with them had or will have a direct or indirect material interest.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement with the Tricor Funds (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Tricor Funds are entitled to request that we register shares of our common stock on a long-form or short-form registration statement on one or more occasions in the future, provided that we will not be obligated to register such shares within 90 days after the effective date of a registration statement previously filed pursuant to a request under the Registration Rights Agreement and otherwise for up to 60 days from the date of a request under the Registration Rights Agreement in certain circumstances. The Tricor Funds also are entitled to participate in certain registered offerings that we may conduct in the future, subject to certain restrictions. We will pay the Tricor Funds’ expenses in connection with the exercise of these rights. The registration rights described in this paragraph apply to (i) shares of our common stock held by the Tricor Funds as of the closing of our initial public offering, (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clause (i) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions, and (iii) any of our common stock owned or acquired following the closing of our initial public offering by the Tricor Funds (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 under the Securities Act or repurchased by us or our subsidiaries.

Director Nomination Agreement

In connection with our initial public offering, we entered into a Director Nomination Agreement with the Tricor Funds that provides the Tricor Funds the right to designate nominees for election to our Board of Directors for so long as the Tricor Funds collectively beneficially own 5% or more of the total number of shares of our common stock then outstanding. The number of nominees that the Tricor Funds are entitled to designate under the Director Nomination Agreement bears the same proportion to the total number of members of our Board of Directors as the number of shares of common stock beneficially owned by the Tricor Funds bears to the total number of shares of common stock outstanding, rounded up to the nearest whole number. In addition, the Tricor Funds shall be entitled to designate the replacement for any of its board designees whose board service terminates prior to the end of such designee’s term regardless of the Tricor Funds’ beneficial ownership at such time. In addition, for so long as the Tricor Funds collectively beneficially own 10% or more of the total number of shares of our common stock then outstanding, the Tricor Funds shall also have the right to have their designees participate on committees of our Board of Directors, subject to compliance with applicable law and stock exchange rules. The Director Nomination Agreement will terminate at such time as the Tricor Funds collectively own less than 5% of our outstanding common stock.

Policies and Procedures for Related Party Transactions

In connection with our initial public offering, our board of directors adopted a written related party transaction policy setting forth the policies and procedures for the review and approval of related party transactions. The policy covers transactions involving us in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or a greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed fiscal year, and any immediate family member of or person sharing a household with any of these individuals. All related party transactions must be presented to the Audit Committee for review, consideration and approval. In approving or rejecting any such proposed transaction, the Audit Committee will consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

RATIFICATION OF RETENTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL NO. 2)

Our Audit Committee has retained KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018. A proposal will be presented at the Annual Meeting to ratify this retention. Ratification of the retention of our independent registered public accounting firm requires the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If the stockholders fail to ratify such selection, another independent registered public accounting firm will be considered by our Audit Committee, but the Audit Committee may nonetheless choose to engage KPMG LLP. Even if the retention of KPMG LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. We have been advised that a representative of KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions and, if such person chooses to do so, make a statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF

THE RETENTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

Stockholders who intend to present proposals at the Company’s annual meeting of stockholders in 2019 pursuant to Rule 14a-8 under the Exchange Act must send notice of their proposal to us so that we receive it no later than December 14, 2018. Stockholders who intend to present proposals at the annual meeting of stockholders in 2019 other than pursuant to Rule 14a-8 must comply with the notice provisions in our Bylaws. The notice provisions in our Bylaws require that, for a proposal to be properly brought before the annual meeting of stockholders in 2019, proper notice of the proposal be received by us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however that in the event next year’s annual meeting is more than 30 days before or after such anniversary date, notice must be delivered not less than the later of 90 days prior to next year’s annual meeting or the 10th day following the day the Company first publicly announces next year’s annual meeting date. Under these requirements, the deadline for proposals brought under our Bylaws is March 2, 2019. Stockholder proposals should be addressed to CPI Card Group, 10026 West San Juan Way, Littleton, Colorado 80127; Attention: Sarah Kilgore, Chief Legal and Compliance Officer and Corporate Secretary.

EXEMPTION FROM TORONTO STOCK EXCHANGE (“TSX”) RULES

The Company is an “Eligible International Interlisted Issuer” as such term is defined in the TSX Company Manual (the “Manual”). As an Eligible International Interlisted Issuer, the Company has applied for and received an exemption pursuant to Section 401.1 of the Manual from Sections 461.1 to 461.4 and Section 464 of the Manual, the effect of which is that the Company will not have to comply with certain Canadian requirements relating to majority voting and the annual election of directors.

The Company sought the exemption on the basis that (i) the Company’s primary listing is the NASDAQ Capital Market; (ii) the Company is incorporated in the State of Delaware; and (iii) less than 25% of trading volume in the Company’s shares was on Canadian marketplaces. The Company is required to notify the TSX of its continued reliance on the exemption before each successive annual meeting of shareholders.

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, persons named in the proxy intend to vote the shares they represent in accordance with their own judgments.

Upon written request by any stockholder entitled to vote at the Annual Meeting, we will promptly furnish, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 which we filed with the SEC, including the financial statements. If the person requesting the report was not a stockholder of record on April 6, 2018, the request must contain a good faith representation that he or she was a beneficial owner of our common stock at the close of business on that date. Requests should be addressed to CPI Card Group, 10026 West San Juan Way, Littleton, Colorado 80127; Attention: Sarah Kilgore, Chief Legal and Compliance Officer and Corporate Secretary.

YOUR VOTE IS IMPORTANT. WE URGE YOU TO VOTE TODAY BY THE TELEPHONE, VIA THE INTERNET OR BY MAIL.

By Order of the Board of Directors,

Sarah Kilgore
Chief Legal and Compliance Officer and Corporate Secretary

If you would like to reduce the costs incurred by our company in mailing proxy materials, Use any touch-tone telephone to transmit your voting instructions up until 11:59 proxy card in hand when you call and then follow the instructions. John Sample 234567 VOTE BY MAIL 1234567 123,456,789,012.12345 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees Douglas Pearce For 0 0 0 0 0 0 0 0 For 0 Against 0 0 0 0 0 0 0 0 Against 0 Abstain 0 0 0 0 0 0 0 0 Abstain 0 1) 2) Robert Pearce NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 3) Nicholas Peters 4) David Rowntree 5) Scott Scheirman 6) Bradley Seaman 7) Valerie Soranno Keating 8) Silvio Tavares The Board of Directors recommends you vote FOR the following proposal: 2To ratify KPMG LLP as independent registered public accounting firm for the year ending December 31, 2018. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 02 0000000000 1 OF 1 1 2 0000376527_1 R1.0.1.17 SHARES CUSIP # JOB #SEQUENCE # VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 P.M. Eastern Time the day before the cut-off date or meeting date. Have your 234567 1234567 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPA N Y NAME INC. - 401 K CONTROL # → SHARES123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 x PAGE1 OF 2 CPI Card Group Inc. 10026 West San Juan Way Littleton, Colorado 80127 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 8 8 8 1 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 234567 234567 234567

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K and Notice & Proxy Statement are available at www.proxyvote.com CPI CARD GROUP INC. Annual Meeting of Stockholders May 31, 2018 9:00 AM MDT This proxy is solicited by the Board of Directors The stockholders hereby appoint(s) Sarah Kilgore as proxy, with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CPI CARD GROUP INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, MDT on May 31, 2018, at the Hampton Inn & Suites, 7611 Shaffer Parkway Littleton, Colorado 80127, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000376527_2 R1.0.1.17